Exhibit 99.1

Charlie's Holdings (OTCQB: CHUC) Names Henry Sicignano CEO;

Announces Ryan Stump will Transition from COO to Board Member with Core Responsibility for Strategic Partnerships

COSTA MESA, CA – August 4, 2026 – GLOBE NEWSWIRE – Charlie’s Holdings, Inc. (OTCQB: CHUC) (“Charlie’s” or the “Company”), an industry leader in the premium vapor products space, announced today that Charlie’s Board of Directors has named, effective immediately, Henry Sicignano, III, Chief Executive Officer. Mr. Sicignano will also continue to serve as the Company’s President.

Separately, effective September 4, 2026, Ryan Stump, Charlie’s co-founder and current Chief Operating Officer, will spearhead Charlie’s strategic partnership initiatives and transition his day-to-day management responsibilities. As co-founder of Charlie’s, as a member of the Board of Directors, and as one of the Company’s largest shareholders, Mr. Stump is uniquely qualified to advance Charlie’s plans to monetize its portfolio of submitted Premarket Tobacco Application (“PMTA”) products.

“Charlie’s is about to embark on the single most important initiative in the Company’s history,” explained Ed Carmines, Ph.D., Charlie’s Director and Chemular, Inc.’s Chief Scientific Officer. “We are only weeks away from utilizing patented age-gating technology – licensed from IKE Tech LLC – to launch America’s first age-gated flavored disposable vape. As a result of this initiative, we will amass real-world market data – and proof positive that underage consumers cannot activate the product. This launch, and the potential regulatory upside it represents, could revolutionize the entire non-combustible nicotine industry.”

“Henry Sicignano is a proven executive with exceptional strategic vision, extensive capital markets expertise, and strong business development skills; his leadership is exactly what Charlie’s needs at this exciting stage in the Company’s growth,” commented Jeff Fox, independent member of Charlie’s Board of Directors. “At the same time, we believe Ryan, whose family collectively owns approximately 30% of the Company, including Ryan's direct 10% ownership stake, is incredibly well positioned to help identify and pursue strategic transactions, and/or partnerships with leading global tobacco companies, that could significantly enhance long-term value for Charlie’s shareholders.”

Henry Sicignano, III, Charlie’s President and CEO, explained, “Our commitments to regulatory compliance, youth access prevention, and the creation of simply great products are what have always set Charlie’s apart. Now we are ready to launch a first-of-its-kind for the vapor products industry: a disposable vape that provides adult consumers with the award-winning, incredibly satisfying flavors they seek… and also incorporates device access restrictions (“DAR”s) that regulatory agencies and public health officials demand. Charlie’s age-gated PACHA products are a game-changer. Neither Juul, nor Reynolds, nor Altria, nor PMI, nor JTI, nor any illicit Chinese manufacturers have flavored disposables in the US market that incorporate underage access prevention. Only Charlie’s! It is a privilege to assume CEO responsibilities at this pivotal juncture. In partnership with Ryan, I am highly confident that our overtures to the FDA in the coming months will prove fruitful, as will Ryan’s critically important – and exciting! – initiative to monetize Charlie’s 678-sku Premarket Tobacco Application (“PMTA”) portfolio through partnership with one of the world’s largest tobacco companies.”

“The development and commercialization of ‘device access restricted’ products represent a MASSIVE paradigm shift for the vapor products industry,” explained Ryan Stump, Charlie’s current COO and Director. “The ability to apply IKE’s patented technology to Charlie’s vast portfolio of PMTA products makes us uniquely positioned to become a key player in the compliant product marketplace. There are no guarantees in life… That said, if Charlie’s succeeds in securing regulatory acceptance of only a small portion of the Company’s age-gated PACHA product line, I believe we will have $1-2 billion market cap potential.”

About Charlie’s Holdings, Inc.

Charlie's Holdings, Inc. (OTCQB: CHUC) is an industry leader in the premium vapor products space. The Company's products are sold around the world to select distributors, specialty retailers, and third-party online resellers through subsidiary company Charlie's Chalk Dust, LLC has developed an extensive portfolio of brand styles, flavor profiles, and innovative product formats.

For additional information, please visit Charlie’s corporate website at: Chuc.com and the Company’s branded online websites: sbxvape.com, CharliesChalkDust.com, enjoypachamama.com, and Pacha.co.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's overall business, existing and anticipated markets and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms, and similar expressions, are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ongoing ability to quote its shares on the OTCQB; whether the Company will meet the requirements to up-list to a national securities exchange in the future; the Company’s ability to successfully increase sales and enter new markets; whether the Company’s PMTA’s for its nicotine-containing products will be authorized by the FDA, and the FDA’s decisions with respect to the Company’s future PMTA’s for nicotine products; the Company's ability to manufacture and produce products for its customers; the Company's ability to formulate new products; the acceptance of existing and future products; whether the Company’s DAR products incorporating age-gating technology will be accepted by regulators, consumers, or the market; the Company’s ability to successfully commercialize and scale production of DAR products; the complexity, expense and time associated with compliance with government rules and regulations affecting nicotine, synthetic nicotine, products containing nicotine substitutes, and products containing cannabidiol; litigation risks from the use of the Company's products; risks of government regulations; the impact of competitive products; and the Company's ability to maintain and enhance its brands, as well as other risk factors included in the Company's most recent quarterly report on Form 10-Q, annual report on Form 10-K, and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investors Contact:

IR@charliesholdings.com

Phone: 949-570-069